Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
NuStar GP, LLC:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-138133, 333-109541, 333-81806 and 333-209717) and on Form S-3 (Nos. 333-204217 and 333-212338) of NuStar Energy L.P. of our report dated April 26, 2017, with respect to the consolidated balance sheets of Navigator Energy Services, LLC and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, which report appears in the Form 8‑K/A of NuStar Energy L.P. filed June 16, 2017.
/s/ KPMG LLP
San Antonio, Texas
June 16, 2017